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                                  EXHIBIT 99.1

                                  PRESS RELEASE

      Genesis Health Ventures Announces Revision of Multicare Joint Venture
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     The Cypress Group and Texas Pacific Group to Invest $50 Million in GHV
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         KENNETT SQUARE, PA-(BW Health Wire)-Aug.2, 1999--Genesis Health
Ventures, Inc. (NYSE:GHV - news) announced today that it has reached an agreement in principle with The Cypress Group and Texas Pacific Group (TPG), its co-investor partners in Genesis ElderCare Corp. (the joint-venture parent of The Multicare Companies), to simplify the joint-venture structure, accelerate the integration of Genesis and Multicare, and strengthen the financial position of both entities.

         Under the agreement in principle, Cypress and TPG will invest $50 million into GHV in exchange for 12.5 million newly issued common shares and 2 million warrants with a $5.00 exercise price.

         In addition, Cypress and TPG will terminate their right to put their 56% equity interest in Genesis ElderCare Corp. to GHV in exchange for a newly issued convertible preferred stock in GHV with a $420 million principal amount, a 5% dividend rate (payable in kind for the first five years) and a conversion price of $8.75 per share.

         The conversion price represents a 153% premium to the 20-day average trading price of GHV stock.

         Following completion of this transaction, GHV will consolidate the results of Multicare for financial reporting purposes. After making the $50 million investment, Cypress and TPG will each own approximately 11% of GHV. On fully-diluted basis, assuming conversion of the convertible preferred stock, Cypress and TPG will each own approximately 29% of GHV.

         The agreement in principle provides that Cypress and TPG will each have the right to vote a maximum of 17.5% of the voting rights of GHV. Cypress and TPG will each designate one member to the GHV Board of Directors, increasing the total membership to nine. The transaction is subject to, among other things, regulatory approval and GHV shareholder approval.

         "Our Partners at Cypress and TPG have clearly taken a long-term perspective towards Genesis," said Michael Walker, Genesis Chairman and Chief Executive Officer.

         "We share a common vision of the proactive strategies required to succeed in the prospective payment environment and enthusiasm for the long-term opportunities for the Company. We will continue to aggressively manage through the transition to a prospective payment system, improve our financial flexibility through additional deleveraging transactions and sharpen our focus on our core business segments within specified geographic regions."

         "We continue to believe that Genesis is the premier provider of long-term care services," said Jamie Singleton, Vice-Chairman of The Cypress Group. "We believe that the toughest part of the

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transition to prospective pay is now behind us. By utilizing the strength of the
Genesis management team, its regionally concentrated assets and strategic alliances, we believe Genesis will emerge as a long-term leader as the industry grows and consolidates."

         "The simplification of the Genesis/Multicare structure facilitates enhanced operational integration, asset rationalization and expanded capital raising opportunities. Together, we can implement a plan to further strengthen the combined balance sheet and create a platform for success," said James Coulter, founding partner of TPG.

         Walker continued, "We continue to remain focused on reducing corporate and regional costs, pursuing approximately $200 million of additional deleveraging transactions and providing our customers with high-quality healthcare services. With this transaction, we can eliminate the confusion and uncertainty regarding the Multicare joint-venture structure and move forward in a more rationalized manner. I look forward to working with our partners at Cypress and TPG, as we continue to improve the Company's long-term position."

         Merrill Lynch & Co. acted as financial advisor to GHV in connection with this transaction.

         Genesis Health Ventures, Inc., a recognized innovator in the healthcare industry, was founded in 1985 to redefine how America cares for the elderly and is dedicated to helping older adults live a full life as independently as possible in their later years.

         The company, which consolidated its businesses under the brand name Genesis ElderCare in 1996, has established Genesis ElderCare Networks in five regional markets in the eastern and mid-western United States and currently serves more than 175,000 customers daily.

         The Cypress Group, based in New York City, manages private equity funds with more than $3 billion in commitments. Texas Pacific Group, based in San Francisco and Fort Worth, manages private equity funds in excess of $4 billion.

         Certain of the matters discussed in this news release which are not statements of historical fact are forward looking statements, and because such statements involve risks and uncertainties, actual results may differ from those express or implied by such forward looking statements.

         Factors that could cause such differences include, but are not limited to those discussed in Genesis' and Multicare's annual reports on Form 10K for the year ended September 30, 1998, and their other public filings with the Securities and Exchange Commission.











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